Flex Pharma Reports First Quarter 2015 Financial Results
Conference Call Scheduled Today at 9:00 a.m. ET

May 6, 2015

Boston, MA - Flex Pharma, Inc. (NASDAQ: FLKS), a biotechnology company that is developing innovative and proprietary treatments for exercise-associated muscle cramps, nocturnal leg cramps, and spasms associated with severe neuromuscular conditions, today reported financial results for the quarter ended March 31, 2015, and provided an update on its clinical development and corporate activities.

“We were pleased to present our human proof-of-concept data in an oral platform presentation at the recent annual meeting of the American Academy of Neurology (AAN) as we continue to make clinical progress with the initiation of our studies in nocturnal leg cramps and potentially other settings,” stated Christoph Westphal, M.D., Ph.D., Chairman and Chief Executive Officer of Flex Pharma. “Additionally, the recent NSF certification of our proprietary formulation is a step forward for our consumer product that we expect to begin commercializing in 2016.”

The activation of ion channels forms the basis of Flex Pharma's scientific approach and members of the scientific advisory board are leaders in this field. Flex Pharma Co-founder, Rod MacKinnon, M.D., was awarded the Nobel Prize in 2003 for his work determining the structure of ion channels and showing the mechanism by which they select for particular ions (Doyle, et al., The Structure of the Potassium Channel: Molecular Basis of K+ Conduction and Selectivity, April 1998, Science).

David Julius, Ph.D., a member of the Flex Pharma Scientific Advisory Board, Professor and Chair, Department of Physiology, University of California, San Francisco and member of the National Academy of Sciences and the Institute of Medicine, first described the transient receptor potential (TRP) vanilloid-1, or TRPV1, receptor and illustrated the importance this ion channel played in diverse physiological functions. (Caterina, et. al., The capsaicin receptor: a heat-activated ion channel in the pain pathway, October 1997, Nature). Authored by Dr. Julius, Ph.D., the paper entitled “Structure of the TRPA1 ion channel suggests regulatory mechanisms” was recently published in Nature on April 8, 2015. Dr. Julius has authored several papers in Nature related to the structure and function of the TRPV1 ion channel. (Dec 5, 2013: TRPV1 structures in distinct conformations reveal activation mechanisms)

Recent Business Highlights

•	Advanced scientific and clinical efforts

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Dr. Bruce Bean, Flex Pharma Scientific Co-founder and Scientific Advisory Board Co-Chair, presented the Company’s human proof-of-concept data in an oral platform presentation at the AAN 67th Annual Meeting held in Washington, D.C. The abstract, titled “Orally-administered TRPV1 and TRPA1 activators inhibit electrically-induced muscle cramps in normal healthy volunteers,” was presented on Tuesday, April 21, 2015.

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The Company recently initiated a human proof-of-concept study in nocturnal leg cramps (NLC) with its proprietary formulation. Nocturnal leg cramps can cause severe pain, interrupted sleep, reduced quality of life and interference with activities of daily living. The randomized, blinded, placebo-controlled, cross-over study is expected to enroll approximately 40 subjects who experience NLC at least four nights per week.

•	Consumer Product

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Flex Pharma’s proprietary formulation earned certification from NSF International's Certified for Sport® program. NSF's Certified for Sport® program certifies ingredients and tests products to ensure they do not contain contaminants or banned or prohibited substances. The MLB, MLB Player's Association, NFL, NFL Player's Association, PGA, LPGA and the CCES (Canadian Centre for Ethics in Sport) have all chosen NSF's Certified for Sport® program.

•	Expanded Directors and Advisors

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Jeffrey D. Capello, Chief Financial Officer of Ortho-Clinical Diagnostics, Inc., joined our Board of Directors and serves as Chair of the Audit Committee. Prior to his role at Ortho-Clinical Diagnostics, Mr. Capello served as Chief Financial Officer and Executive Vice President of Boston Scientific (NYSE: BSX) from 2010 to 2013.

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John Winkelman, M.D., Ph.D., Chief of the Sleep Disorders Clinical Research Program at Massachusetts General Hospital, joined our Scientific Advisory Board. John Winkelman, M.D., Ph.D. is an Associate Professor of Psychiatry at Harvard Medical School. Prior to MGH, he served for 17 years as Medical Director of the Sleep Health Center of Brigham and Women's Hospital in Boston, Massachusetts. Dr. Winkelman’s clinical work, teaching, and research focuses on the epidemiology, neurobiology, and clinical consequences of primary sleep disorders.  His clinical research has included clinical trials in sleep-related movement disorders, particularly extensive involvement in the development of approved agents for restless legs syndrome.

•	Corporate

◦	In the first quarter of 2015, the Company raised $87.9 million in gross proceeds and $79.9 million in net proceeds from the sale of 5,491,191 shares of common stock in an initial public offering.

◦	On April 1, 2015, Flex Pharma, Inc. (FLKS) was added to the Russell 3000, Russell 2000, and Russell Microcap Indices as part of Russell Investments' first quarter 2015 IPO additions.

First Quarter 2015 Financial Results

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Cash Position: As of March 31, 2015, Flex Pharma had cash of $110.5 million. Based on its current cash position, Flex Pharma expects to have sufficient capital to fund its operations until the middle of 2018.

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R&D Expense: Research and development expense for the three months ended March 31, 2015 was $2.8 million. Research and development expense for the first quarter of 2015 primarily included costs associated with the Company’s clinical studies and research of its proprietary treatment, personnel costs (including salaries as well as stock-based compensation costs), and external consultant costs. Costs incurred in the three months ended March 31, 2014 were not significant as the Company was establishing operations during this time.

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G&A Expense: General and administrative expense for the three months ended March 31, 2015 was $3.2 million. General and administrative expense for this period primarily included personnel costs, including salaries and stock-based compensation, costs related to developing the Company’s consumer brand and cornerstone product, legal and accounting costs, and external consultant costs.

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Net Loss: Net loss for the three months ended March 31, 2015 was ($6.0) million, or ($0.59) per share. Included in the loss for the quarter was $1.7 million of stock-based compensation expense. The net loss for the first quarter of 2015 was primarily driven by the Company’s operating expenses related to its research and development efforts, costs associated with the development of the Company’s consumer brand and cornerstone product, and general and administrative costs.

Upcoming Events and Presentations

•	Jefferies Healthcare Conference, June 1-4, 2015 in New York, NY

•	Piper Jaffray Consumer Conference, June 9-10, 2015 in New York, NY

•	Jefferies Consumer Conference, June 23-24, 2015 in Nantucket, MA

•	JMP Securities Healthcare Conference, June 23-24, 2015 in New York, NY

•	Cantor Fitzgerald Healthcare Conference, July 8, 2015 in New York, NY

Conference Call and Webcast
The company will host a conference call and webcast today at 9:00 a.m. ET to provide an update on the company and discuss first quarter 2015 financial results. To access the conference call, please dial (855) 780-7202 (U.S. and Canada) or (631) 485-4874 (International) five minutes prior to the start time.
A live webcast may be accessed in the Investors section of the company’s website at www.flex-pharma.com. Please log on to the Flex Pharma website approximately 15 minutes prior to the scheduled webcast to ensure adequate time for any software downloads that may be required. A replay of the webcast will be available on Flex Pharma’s website for three months.

About Flex Pharma
Flex Pharma, Inc. is a biotechnology company that is developing innovative and proprietary treatments for exercise-associated muscle cramps, nocturnal leg cramps, and spasms associated with severe neuromuscular conditions. In three randomized, blinded, placebo-controlled, cross-over studies, Flex Pharma's proprietary treatment has shown a statistically significant reduction in the intensity of muscle cramps in healthy normal volunteers.

Flex Pharma was founded by National Academy of Science members Rod MacKinnon, M.D. (2003 Nobel Laureate), and Bruce Bean, Ph.D., recognized leaders in the fields of ion channels and neurobiology, along with Chairman and Chief Executive Officer Christoph Westphal, M.D., Ph.D.

Forward-Looking Statements
This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: the design and timing of ongoing and anticipated clinical studies, our expectations regarding the availability of our capital resources, and our plans to develop and commercialize our consumer products. These forward-looking statements are based on management's expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation: the status, timing, costs, results and interpretation of our clinical studies; the uncertainties inherent in conducting clinical studies; results from our ongoing and planned preclinical development; expectations of our ability to make regulatory filings and obtain and maintain regulatory approvals, our ability to develop and commercialize our consumer products; anticipated positioning and product attributes of our consumer products; results of early clinical studies as indicative of the results of future trials; availability of funding sufficient for our foreseeable and unforeseeable operating expenses and capital expenditure requirements; other matters that could affect the availability or commercial potential of our consumer or drug product candidates; the inherent uncertainties associated with intellectual property; and other factors discussed in greater detail under the heading "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent filings with the Securities and Exchange Commission (SEC). You are encouraged to read our filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

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Contact:
Elizabeth Woo
SVP, Investor Relations & Corporate Communications
Flex Pharma, Inc.
irdept@flex-pharma.com
617-874-1829
- Financial Tables to Follow -

Flex Pharma, Inc.
Unaudited Selected Consolidated Balance Sheet Information
(in thousands)
	March 31, 2015	December 31, 2014
Cash	$110,522	$33,854
Prepaid expenses and other current assets	1,055	370
Property and equipment, net	105	85
Other assets	262	1,302
Total assets	$111,944	$35,611

Accounts payable and accrued expenses	$1,346	$995
Other liabilities	517	123
Convertible preferred stock	-	41,031
Stockholders’ equity (deficit)	110,081	(6,538)
Total liabilities and stockholders’ equity (deficit)	$111,944	$35,611

Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
	Three Months Ended March 31, 2015	Three Months Ended March 31, 2014
Operating expenses:
Research and development	$2,805	$30
General and administrative	3,216	63
Total operating expenses	6,021	93

Loss from operations	(6,021)	(93)
Interest income	3	-
Net loss	$(6,018)	$(93)

Net loss per share–basic and diluted	$(0.59)	$(0.07)

Weighted-average number of common shares outstanding (1)	10,180	1,370

(1)
As of March 31, 2015, the Company had issued approximately 5.4 million shares of restricted stock that are subject to vesting. Of these shares, approximately 2.5 million shares had vested as of March 31, 2015 and are outstanding for purposes of computing weighted average shares outstanding. The remaining shares will be included in the weighted average shares outstanding calculation as such shares vest. Approximately 5.5 million shares issued by the Company in its IPO are considered outstanding for the weighted average shares calculation at the date of issuance and approximately 7.0 million shares of common stock issued upon conversion of all outstanding shares of preferred stock are included in weighted average shares outstanding from the date of the closing of the IPO.